Exhibit 10.1

CONVERSION AND CANCELLATION AGREEMENT

THIS CONVERSION AND CANCELLATION AGREEMENT (this “Agreement”) dated April 8, 2024, by and among Inrad Optics, Inc., a New Jersey corporation (the “Company”), Clarex Limited, a company established under the laws of the Cayman Islands (“Clarex”), Welland Limited, a company established under the laws of The Bahamas (“Welland” and, together with Clarex, each a “Holder” and together the “Holders”), and Luxium Solutions, LLC, a Delaware limited liability company (“Parent”).

RECITALS

WHEREAS, the Company has previously issued to Clarex the Subordinated Convertible Promissory Note, dated October 31, 2003, (the “Original Clarex Convertible Note”) and subsequently, in substitution for the Original Clarex Convertible Note, the Subordinated Convertible Promissory Note, dated as of October 12, 2023, in the initial principal amount of US$1,500,000 (as amended, supplemented, modified or restated, the “Clarex Convertible Note”);

WHEREAS, the Company has previously issued to Welland the Subordinated Convertible Promissory Note, dated December 31, 2002, (the “Original Welland Convertible Note” and together with the Original Clarex Convertible Note, the “Original Convertible Notes”) and subsequently, in substitution for the Original Welland Convertible Note, the Subordinated Convertible Promissory Note, dated as of October 12, 2023, in the initial principal amount of US$1,000,000 (as amended, supplemented, modified or restated, the “Welland Convertible Note” and, together with the Clarex Convertible Note, each a “Convertible Note” and together, the “Convertible Notes”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into an Agreement and Plan of Merger (as may be amended, supplemented, modified or restated, the “Merger Agreement”), by and among the Company, Parent, and Indigo Merger Sub, Inc., a Delaware corporation and a directly wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving corporation (collectively, the “Transaction”);

WHEREAS, in connection with the Transaction, the Company and the Holders agree, among other things, (i) to convert, prior to the record date of the Stockholders’ Meeting (the “Record Date”), the Convertible Notes into Shares and Company Warrants in accordance with each Convertible Note and (ii) that the Company Warrants issued in such conversion will be cancelled and terminated for no consideration immediately prior to the Effective Time, in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, as an inducement to Parent and Merger Sub to enter into the Merger Agreement and to consummate the transactions contemplated thereby, each Holder has agreed to enter into this Agreement, convert the Convertible Note held by such Holder and the cancellation of the Company Warrants to be issued to such Holder, as set forth in this Agreement.

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NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Holder hereby agree as follows:

1.              Defined Terms. Capitalized terms used and not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

2.              Conversion of Convertible Note.

(a)               Each Holder hereby irrevocably agrees that such Holder will, at least five (5) Business Days prior to the Record Date (such date the “Conversion Date”), convert the entire principal amount of the Convertible Note held by such Holder into (a) the number of Shares issuable upon conversion as provided for in Section 4 of such Convertible Note (1,500,000 Shares to Clarex (the “Clarex Converted Shares”) and 1,000,000 Shares to Welland (the “Welland Converted Shares” and together with the Clarex Converted Shares, the “Converted Shares”)) and (b) the number of warrants to acquire shares of the Company’s common stock at a price of $1.35 (the “Company Warrants”) issuable upon conversion as provided for in Section 4 of such Convertible Note (the “Conversion”). All accrued interest then outstanding thereunder on such Conversion Date shall be paid by the Company within five (5) Business Days of the Conversion Date to such Holder via wire transfer of immediately available funds. The Company shall provide advance notice to the Holders of the expected Record Date in order to facilitate the Conversion. To effectuate the Conversion, each Holder shall deliver to the Company (i) written notice of the conversion, and (ii) the Convertible Note held by such Holder. Each Holder agrees that such Convertible Note shall be marked “CANCELLED AND TERMINATED” upon conversion thereof and that, thereafter, neither the Company nor such Holder shall have any further rights, obligations or duties under such Convertible Note or in respect thereof and the same are hereby forever discharged and released by each other. As soon as practicable after the written notice of conversion and surrender of the Convertible Note held by such Holder to the Company for cancellation, the Company shall (a) issue book entry shares in the name of such Holder representing the aggregate number of Shares issuable upon conversion, and (b) issue the Company Warrants in the name of such Holder, in each case as provided for in Section 4 of such Convertible Note.

(b)               If, following the Conversion Date, the Merger Agreement is terminated pursuant to its terms, (i) each Holder shall transfer the applicable Converted Shares to the Company and (ii) the Company shall issue a new subordinated convertible promissory note (the “New Convertible Notes”) to each Holder on the same economic terms of the Original Convertible Notes, as applicable and to the extent permissible under applicable law. In addition, within five (5) Business Days of the issuance of the New Convertible Notes, the Company shall pay to each Holder the amount of interest that would have accrued under the applicable Original Convertible Note from the Conversion Date through the issuance of the New Convertible Notes.

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3.              Cancellation of Company Warrants. Each Holder hereby irrevocably agrees and consents to the surrender, cancellation and termination of the Company Warrants issued to such Holder upon the conversion of such Holder’s Convertible Notes as described in Section 2 of this Agreement and all rights related to the Company Warrants for no consideration, effective immediately prior to the Effective Time; provided, that the foregoing shall not be effective unless the Closing actually occurs. Each Holder understands that, upon cancellation of the Company Warrants held by such Holder, it shall have no further rights (including with respect to any distributions or payments) with respect to such Company Warrants or any Shares underlying such Company Warrants.

4.              Waiver of Notice. Each Holder hereby acknowledges that such Holder has received notice of the Transaction and, subject to and in accordance with the Confidentiality Agreement dated March 30, 2023, between the Company and Clarex (the “Confidentiality Agreement”), a copy of the Merger Agreement, and hereby waives any notice rights under the Convertible Note held by such Holder.

5.              Holder’s Representation and Warranties. Each Holder hereby represents and warrants to the Company and Parent that the following statements are true and correct as of the date hereof:

(a)               Authority. Such Holder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate each of the transactions contemplated hereby, including without limitation to convert the Convertible Note held by such Holder when required by the terms of this Agreement and to cancel and surrender the Company Warrants issued to such Holder upon such conversion to the Company. This Agreement has been duly executed and delivered by such Holder and constitutes the valid, legal and binding agreement of such Holder (assuming that this Agreement has been duly and validly authorized, executed and delivered by the Company and Parent), enforceable against such Holder in accordance with its terms, except for the Enforceability Exception.

(b)               Consents and Approvals; No Violations. No notices to, filings with, or authorizations, consents, or approvals of any Person or Governmental Entity are necessary for the execution or delivery by such Holder, or performance by such Holder, of this Agreement or the consummation of the transactions contemplated hereby. Neither the execution nor delivery by such Holder, or performance by such Holder, of this Agreement, nor the consummation by such Holder of the transactions contemplated hereby, does or will (i) conflict with or result in any breach of any provision of the governing documents of such Holder, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time, or both) a default or give rise to any right of termination, modification, cancellation or acceleration under, any Contract to which such Holder is a party or otherwise bound, or (iii) violate any applicable Law.

(c)               Non-Assignment. Such Holder has not assigned such Holder’s Convertible Note or any securities issuable upon conversion of such Convertible Note to any Person, and such Holder agrees that, after the execution and delivery of this Agreement, all of its rights with respect to the Convertible Note and Company Warrants (upon issuance thereof) are limited to such rights set forth in this Agreement.

(d)               Review. Such Holder has carefully reviewed this Agreement and the Merger Agreement and has been given the opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the Merger Agreement. Such Holder has been given the opportunity to consult with independent legal counsel and tax, financial and business advisors regarding such Holder’s rights and obligations under this Agreement, and has consulted with such independent legal counsel and/or tax, financial and business advisors regarding the foregoing (or after carefully reviewing this Agreement and such other materials, has freely decided not to consult with such counsel or advisors), fully understands the terms and conditions contained in this Agreement, intends for the terms of this Agreement to be binding on and enforceable against such Holder and has entered into this Agreement voluntarily.

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(e)               No Tax Representations. Such Holder hereby agrees and acknowledges that the Company and Parent have made no warranties or representations to such Holder with respect to the tax consequences (including but not limited to income tax consequences) contemplated by the grant, vesting, exercise or conversion of the Convertible Note held by such Holder, the cancellation of the Company Warrants to be issued to such Holder, this Agreement, or the receipt of any other consideration in connection with such conversion and cancellation, and such Holder is in no manner relying on the Company, Parent or its or their representatives for an assessment of any such tax consequences. Such Holder acknowledges that there may be adverse tax consequences related to the transactions contemplated hereby and that such Holder should consult with its own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. Such Holder also acknowledges that the Company and Parent have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for such Holder.

6.              No Transfer or Assignment. From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, each Holder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift), hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding (including any profit sharing agreement) with respect to the Transfer of, any Convertible Notes or Company Warrants to any Person or (ii) enter into any contract or take any other action that would make any representation or warranty of such Holder contained herein untrue or incorrect or would restrict, limit or interfere with the performance of such Holder’s obligations hereunder or (iii) otherwise exercise or convert the Convertible Notes or Company Warrants other than in accordance with the terms of this Agreement or (iv) commit or agree to take any of the foregoing actions.

7.              Release. Effective as of the Closing:

(a)               Subject to Section 7(b) below, effective as of the Effective Time, each Holder, on behalf of itself and its Affiliates, successors and assigns (collectively, its “Holder Related Parties”), hereby releases and discharges Parent, the Surviving Corporation and each of their respective Affiliates, Representatives, successors and assigns (the “Releasees”) from and against any and all claims and liabilities whatsoever, whether known or unknown, both at law and in equity, which such Holder or any of its Affiliates now has, has ever had or may hereafter have against any Releasee in respect of its holding of the Convertible Note held by such Holder or the Company Warrants to be issued to such Holder (the “Released Claims”). From and after the Closing, such Holder hereby irrevocably covenants to refrain from, and shall cause its Holder Related Parties to refrain from, directly or indirectly, asserting any Claim, or commencing or causing to be commenced any Proceeding of any kind, against any Releasee, based upon any matter purported to be released by this Section 7(a).

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(b)               Notwithstanding the foregoing, nothing contained in Section 7(a) will be deemed to release, discharge or waive any claims of any Person arising under this Agreement or related to each Holder’s right to receive the Per Share Merger Consideration payable to such Holder under the Merger Agreement.

(c)               Each Holder hereby agrees that neither such Holder nor any of its Holder Related Parties, nor anyone claiming by, through, for or under them or on their behalf will bring, file, institute, prosecute, maintain, participate in, or recover upon, either directly or indirectly, or encourage or benefit from the institution of, any Claim against any Releasee, in or before any court, Governmental Entity, arbitrator or mediator for or relating to any of the Released Claims. Such Holder represents that neither such Holder nor any of its Holder Related Parties has filed or caused to be filed any claim, complaint, charge, or action of any kind against any Releasee that is now pending with any court, Governmental Entity, arbitrator or mediator. Such Holder further represents that such Holder has not transferred or assigned Released Claims to any third party. Such Holder agrees to indemnify and hold harmless each Releasee from and against any losses (pursuant to a final, non-appealable judgment by a court of competent jurisdiction) in the event it becomes necessary for any Releasee to defend any Released Claim asserted by such Holder or any Holder Related Parties.

(d)               Each Holder hereby acknowledges and agrees that the Per Share Merger Consideration payable in respect of the Shares issued to such Holder as referenced in clause (a) of Section 2 of this Agreement will satisfy in full the Company’s obligations with respect to the Convertible Note held by such Holder and such Holder is not and will not be entitled to any additional payment with respect to the Convertible Note or the Company Warrants issued to such Holder pursuant to Section 2 of this Agreement.

(e)               For the purposes of this Section 7, “Claims” shall mean any claim, demand, action or cause of action for payment or performance of any debt, account, covenant, contract, promise, loss, reimbursement, compensation, liability or expense including attorney’s fees, of any and every kind, nature or description whatsoever, at law or in equity.

8.              Notices. All notices and other communications hereunder shall be in writing (including email) and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or sent by email to the Company and Parent in accordance with Section 8.7 of the Merger Agreement and to a Holder at such Holder’s address set forth on such Holder’s signature page hereto (or at such other address for a party as shall be specified by like notice).

9.              Interpretation. The Section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated, whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive.

10.          Continuation; Survival. All authority conferred or agreed to be conferred, covenants and agreements in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each party hereto hereby understands, acknowledges and agrees that the covenants and agreements contained in this Agreement shall survive the execution of this Agreement and the Closing, and all of the representations and warranties contained in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations (including the maximum period of extensions under applicable law), notwithstanding any investigation conducted, or knowledge acquired, with respect thereto.

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11.          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.          Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Convertible Notes, the Merger Agreement, the Confidentiality Agreement, and the Voting Agreement entered into on the date hereof by and among Luxium, the Company and the Specified Stockholders (as defined therein) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Except for each of the Releasees, which shall be an intended third-party beneficiary of this Agreement with standing to enforce the provisions hereof against the Holders as if each such Releasee were a party hereto, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

13.          Successors and Assigns. No party hereto may assign, delegate or otherwise transfer, by operation of law or otherwise, any of such Holder’s rights or obligations under this Agreement without the consent of Parent (in the case of any assignment by a Holder or the Company) or the Company (in the case of any assignment by Parent). Any purported assignment not permitted under this Section 13 shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.

14.          Governing Law.

(a)               This Agreement, and all claims, causes of action or other Proceedings (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New Jersey.

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(b)               Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Chosen Courts. Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iv) further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any party is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of New Jersey and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 14 is solely for the purpose referred to in this Section 14 and shall not be deemed to be a general submission to said courts or in the State of New Jersey other than for such purpose. The parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

15.          Termination. This Agreement, and all obligations of the parties hereunder, shall automatically terminate, without further action by any party hereto, upon the earliest of (i) the Closing, (ii) the termination of the Merger Agreement pursuant to Section 7.1 thereof, and (iii) the mutual written agreement of the Company, each Holder and Parent. In addition, any Holder may terminate this Agreement with respect to the obligations of such Holder hereunder by delivering written notice to the Company and Parent following any material modification, waiver or amendment of the Merger Agreement that changes the Per Share Merger Consideration as in effect on the date hereof. In the event of any such termination of this Agreement, this Agreement shall forthwith become void ab initio and have no effect, without any liability or obligation on the part of the Company or any Holder, other than (A) this Section 15, which provisions shall survive such termination and (B) liability for any breach of this Agreement prior to such termination, which shall survive such termination.

16.          Amendment and Waiver. Any provision of this Agreement may be amended or waived only in writing signed by the Company, the Holders and Parent. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

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17.          Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.          Indemnification. Each Holder shall fully indemnify the Company and Parent and be liable for any liabilities, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and amounts paid in settlement by the Company or Parent as a result of the breach by such Holder of any representation, warranty, covenant or agreement of such Holder contained in this Agreement.

19.          Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached by a party and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof, each party hereto shall each be entitled to an injunction or injunctions to prevent breaches hereof and to enforce specifically the performance of terms and provisions of this Agreement in each case without proof of actual damages (and each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which each party is entitled at Law or in equity. Each party hereto further agrees not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach.

20.          Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Company, the Holders and Parent effective as of the day and year first above written.

COMPANY:

INRAD OPTICS, INC.

By:	/s/ Amy Eskilson
Name: Amy Eskilson
Title: President and Chief Executive Officer

[Signature Page to Conversion and Cancellation Agreement]

HOLDERS:

CLAREX LIMITED

By:	/s/ Denora Marshall-McPhee & Tanya Clare
Name:	Denora Marshall-McPhee & Tanya Clare
Title:	Erie Limited, Sole Director
Authorized Signatories

Address:

WELLAND LIMITED

By:	/s/ Denora Marshall-McPhee & Tanya Clare
Name:	Denora Marshall-McPhee & Tanya Clare
Title:	Authorized Signatories

Address:

[Signature Page to Conversion and Cancellation Agreement]

PARENT:

LUXIUM SOLUTIONS, LLC

By:	/s/ Michael Cahill
Name: Michael Cahill
Title: President and Chief Executive Officer

[Signature Page to Conversion and Cancellation Agreement]